Owner of CrossAmerica Partners LP's General Partner, CST Brands, Inc., closes merger with Alimentation Couche-Tard Inc.

Allentown, PA, June 28, 2017 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, today announced that as result of the merger of CST Brands, Inc. and subsidiaries of Alimentation Couche-Tard Inc. (TSX: ATD.A ATD.B) (“Couche-Tard”), Couche-Tard acquired all of the membership interests of the sole member of CrossAmerica GP LLC, the general partner of CrossAmerica, all of the associated incentive distribution rights in the Partnership and approximately 21% of the CrossAmerica limited partner units.

“We are excited by the tremendous opportunity for CrossAmerica and its unitholders created by this merger,” stated Jeremy Bergeron, President and Chief Executive Officer of CrossAmerica. “In the coming weeks, as we begin this new chapter of the Partnership, we will work closely with Couche-Tard to detail our strategic plans for the future.”

Effective immediately, Alex Miller, Couche-Tard’s Senior Vice President of Global Fuels, becomes Chairman of the Board of Directors of CrossAmerica. “I look forward to working with Jeremy, his leadership team, and other members of CrossAmerica’s Board of Directors,” stated Mr. Miller, “by capitalizing on CrossAmerica’s recognized strength as a wholesale fuels distribution leader, we will be able to unlock additional value for all our investors.”

About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Investor Relations Contacts
Randy Palmer, 210-692-2160

Safe Harbor Statement
Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.